[DNAP LOGO]

                                                                   April 7, 1995

Dear Stockholder:

    You are cordially invited to attend our Annual Meeting of Stockholders. The meeting will be held on Thursday, May 18, 1995, at 10:00 a.m. at the Marriott Hotel, 200 Marine Boulevard, Berkeley, California. Please let us know if you plan to attend by calling Ms. Dodie Samuels at (510) 450-9300.

    For your convenience, directions to the Annual Meeting are on the back of the Proxy Statement.

    I hope you will be able to attend this meeting and look forward to meeting you then.

                                             Sincerely,

                                             ROBERT SERENBETZ


                                             Chairman and Chief
                                             Executive Officer

                        DNA PLANT TECHNOLOGY CORPORATION
                             6701 SAN PABLO AVENUE
                           OAKLAND, CALIFORNIA 94608
                                 --------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 --------------

    The annual meeting of the stockholders of DNA Plant Technology Corporation (the "Corporation") will be held at the Marriott Hotel, 200 Marine Boulevard, Berkeley, California on Thursday, May 18, 1995, at 10:00 a.m. (local time) for the following purposes:

        1. to elect six directors;

        2. to consider and act upon a proposal to amend the Non-Employee Directors' Stock Option Plan to increase the number of shares available for grant thereunder;

        3. to consider and act upon a proposal to confirm the appointment of KPMG Peat Marwick LLP as the independent certified public accountants of the Corporation; and

        4. to transact any such other business as may come before the meeting or any adjournment or adjournments thereof.

    The Board of Directors has fixed the close of business on March 24, 1995 as the record date for determining stockholders entitled to notice of and to vote at the meeting.

    A proxy and return envelope are enclosed for your convenience.

                                          By order of the Board of Directors,

                                          CHRIS BRAUNLICH

                                          Vice President and Chief Financial
                                          Officer

April 7, 1995


                       YOUR VOTE IS IMPORTANT

PLEASE MARK, SIGN, AND DATE THE ENCLOSED PROXY CARD AND RETURN IT
PROMPTLY IN THE ENCLOSED SELF-ADDRESSED, STAMPED ENVELOPE.

                        DNA PLANT TECHNOLOGY CORPORATION
                             6701 SAN PABLO AVENUE
                           OAKLAND, CALIFORNIA 94608
                                 --------------
                                PROXY STATEMENT
                                 --------------

    This Proxy Statement is furnished to the stockholders of DNA Plant Technology Corporation, a Delaware corporation (the "Corporation"), in connection with the solicitation of proxies by the Board of Directors for use at the annual meeting of stockholders of the Corporation to be held on May 18, 1995, and any adjournment or adjournments thereof. A copy of the notice of meeting accompanies this Proxy Statement. It is anticipated that the mailing of this Proxy Statement will commence on or about April 11, 1995.

    Only stockholders of record at the close of business on March 24, 1995, the record date for the meeting, will be entitled to notice of and to vote at the meeting. On the record date the Corporation had outstanding 30,815,838 shares of Common Stock, par value $.01 per share (the "Common Stock"), which are the only securities of the Corporation entitled to vote at the stockholders' meeting, each share being entitled to one vote.

    Stockholders who execute proxies may revoke them by giving written notice to the Secretary of the Corporation at any time before such proxies are voted. Attendance at the meeting will not have the effect of revoking a proxy unless the stockholder so attending, in writing, so notifies the Secretary of the meeting at any time prior to the voting of the proxy.

    The Board of Directors does not know of any matter that is expected to be presented for consideration at the meeting, other than the election of directors, the proposal to amend the Corporation's Non-Employee Directors' Stock Option Plan and the confirmation of the appointment of the independent certified public accountants of the Corporation for the current year. However, if other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote thereon in accordance with their judgment.

    The Corporation will bear the cost of the meeting and the cost of soliciting proxies, including the cost of mailing the proxy material. In addition to solicitation by mail, directors, officers, and regular employees of the Corporation (who will not be specifically compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees, and fiduciaries to forward proxies and proxy material to their principals, and the Corporation will reimburse them for their expenses.

    All proxies received pursuant to this solicitation will be voted except as to matters where authority to vote is specifically withheld and, where a choice is specified as to the proposal, they will be voted in accordance with such specification. If no instructions are given, the persons named in the proxy solicited by the Board of Directors of the Corporation intend to vote for the nominees for election as directors of the Corporation listed herein, for approval of the proposal to amend the Corporation's Non-Employee Directors' Stock Option Plan and for the confirmation of the appointment of KPMG Peat Marwick LLP as independent certified public accountants of the Corporation for the current year. Abstentions and broker non-votes are not counted as votes cast on any matter to which they relate.

                             PRINCIPAL STOCKHOLDERS

    The only two persons known by the Board of Directors to be the beneficial owner of more than five percent of the outstanding shares of the Common Stock, as of January 31, 1995, are indicated below:

                                                                      AMOUNT AND
                                                                      NATURE OF
                        NAME AND ADDRESS OF                           BENEFICIAL    PERCENT
                         BENEFICIAL OWNER                             OWNERSHIP     OF CLASS
- -------------------------------------------------------------------   ----------    --------
E. I. du Pont de Nemours and Company...............................   5,750,000 (1)   17.1%(1)
  8052 Du Pont Building
  Wilmington, Delaware 19898

Alida Marine, Inc..................................................   2,100,000        6.8%(2)
  #30-11, Policentro Bldg, 30th Street
  Panama City, Republic of Panama

- ---------

(1) Represents shares owned by E.I. du Pont de Nemours and Company and its wholly-owned subsidiaries and gives effect to the conversion of 2,750 shares of the Corporation's Series A Convertible Preferred Stock, par value $.01 per share ("Series A Convertible Preferred Stock"), into 2,750,000 shares of Common Stock. E. I. du Pont de Nemours and Company has a preemptive right to purchase additional securities of the Corporation under certain circumstances.

(2) Alida Marine, Inc. has a preemptive right to purchase additional securities of the Corporation under certain circumstances.

    Except as noted in the footnotes above, (i) none of such shares is known by the Corporation to be shares with respect to which the beneficial owner has the right to acquire beneficial ownership and (ii) the Corporation believes the beneficial owners listed above have sole voting and investment power regarding the shares shown as being beneficially owned by them.

                             ELECTION OF DIRECTORS

    At the meeting, six directors are to be elected, each to hold office (subject to the Corporation's By-Laws) until the next annual meeting and until his successor has been elected and qualified. If any nominee listed in the table below should become unavailable for any reason, which the management does not anticipate, the proxy will be voted for any substitute nominee or nominees who may be selected by the management prior to or at the meeting, or, if no substitute is selected by the management prior to or at the meeting, for a motion to reduce the membership of the Board to the number of nominees available. Directors will be elected by a plurality of the votes cast. The information concerning the nominees and their security holdings has been furnished by them to the Corporation.

                                                                                          YEAR
                                       PRINCIPAL OCCUPATION DURING THE PAST              FIRST
                                        FIVE YEARS, ANY OFFICE HELD IN THE              ELECTED
    NAME                 AGE           CORPORATION, AND OTHER DIRECTORSHIPS            A DIRECTOR
- ----------------------   ---   -----------------------------------------------------   ----------
Evelyn Berezin           69    A venture capital consultant since 1987; President of      1981
                               Greenhouse Management Corporation, the general
                               partner of a venture capital firm, from 1981 until
                               1987; Director of CIGNA Corporation and Standard
                               Microsystems Corporation.
James L. Ferguson        69    Chairman of the Executive Committee of General Foods       1991
                               from 1987 to 1989; Chairman of the Board and Chief
                               Executive Officer of General Foods from 1973 to 1987;
                               Director of Chase Manhattan Corporation, Glaxo
                               Holdings, p.l.c., and ICOS Corporation.
Dr. Gerald D. Laubach    69    President of Pfizer Inc., a pharmaceutical company,        1991
                               from 1972 to 1991; Director of CIGNA Corporation,
                               Bio-Technology General Corp., Affymax N.V., and
                               Millipore Corporation.
Douglas S. Luke          53    President and Chief Executive Officer of WLD               1982
                               Enterprises, Inc., a private investment company,
                               since 1991; Managing Director of Rothschild Inc., an
                               investment banking, venture capital, and asset
                               management firm, from 1987 to 1990, and an officer of
                               Rothschild, Inc., and its predecessor from 1979 to
                               1990; Director of Orbital Science Corporation and
                               Regency Realty Corporation.
Robert Serenbetz         50    Chairman of the Corporation since 1994; Chief              1991
                               Executive Officer of the Corporation since 1992;
                               President of the Corporation since 1991; Chief
                               Operating Officer of the Corporation from 1991 to
                               1992; Group President of the American Chicle Division
                               of Warner Lambert Company, a manufacturer of
                               pharmaceutical and consumer products, from 1989 to
                               1991.
Somchit Sertthin         42    Executive Director of TIPCO Asphalt Public Company,        1994
                               LTD., a listed company in Thailand which produces
                               asphalt products for road pavement, since 1986.

BENEFICIAL OWNERSHIP OF DIRECTORS AND MANAGEMENT

    The table below sets forth the beneficial ownership of Common Stock held as of January 31, 1995 (i) by each director who is standing for reelection, (ii) by each of the executive officers named in the "Summary Compensation Table," and
(iii) by all directors who are standing for reelection and executive officers of the Corporation as a group.

                                                                   AMOUNT AND NATURE
                                                                     OF BENEFICIAL
                                                                      OWNERSHIP OF
                                                                   COMMON STOCK AS OF    PERCENT OF
             NAME                           POSITION                JANUARY 31, 1995       CLASS
- -------------------------------  -------------------------------   ------------------    ----------
Evelyn Berezin.................  Director                                 97,766(1)(2)        (3)
James L. Ferguson..............  Director                                 32,500(1)           (3)
Dr. Gerald D. Laubach..........  Director                                 28,500(1)           (3)
Douglas S. Luke................  Director                                 41,500(1)           (3)
Somchit Sertthin...............  Director                                  7,000(1)           (3)
Robert Serenbetz...............  Chairman and Chief Executive            476,803(1)          1.5%
                                   Officer
Dr. John R. Bedbrook...........  Executive Vice President and            222,330(1)(4)        (3)
                                   Director of Science
Dr. David A. Evans.............  Executive Vice President--              368,187(1)          1.2%
                                   Business Development
Robert Igleheart...............  Chief Operating Officer and              80,000(1)           (3)
                                   President--FreshWorld Farms
Stephen Prichard...............  Vice President--Human Resource           80,398(1)           (3)
                                   and Administration
All directors and executive
  officers of the Corporation
  as a group (consisting of
  eleven persons)..............                                        1,434,784(5)          4.5%

- ---------

(1) Includes currently exercisable options to purchase shares of Common Stock as follows: Ms. Berezin-- 41,500 shares; Mr. Ferguson--32,500 shares; Dr. Laubach--28,500 shares; Mr. Luke--41,500 shares; Mr. Serenbetz--465,500 shares; Mr. Sertthin--7,000 shares; Dr. Bedbrook 217,400 shares; Dr. Evans 167,500 shares; Mr. Igleheart 80,000 shares; Mr. Prichard 76,500 shares. Does not include options to purchase shares of Common Stock not exercisable within 60 days of January 31, 1994 as follows: Ms. Berezin--3,500 shares; Mr. Ferguson--7,500 shares; Dr. Laubach--11,500 shares; Mr. Luke-- 3,500 shares; Mr. Serenbetz--299,500 shares; Dr. Bedbrook 78,000 shares; Dr. Evans 207,500 shares; Mr. Igleheart 420,000 shares; Mr. Prichard 58,500 shares.

(2) Includes 51,266 shares of Common Stock owned jointly by Ms. Berezin and her husband.

(3) Represents less than 1% of the Common Stock outstanding on January 31, 1994.

(4) Includes currently exercisable options to purchase 15,200 shares of Common Stock held by Dr. Bedbrook's wife, who is an employee of the Corporation, as to which shares Dr. Bedbrook disclaims beneficial ownership. Does not include options to purchase 13,000 shares of Common Stock held by Dr. Bedbrook's wife which are not exercisable within 60 days of January 31, 1995.

(5) Gives effect to the above footnotes.

    Except as noted in the footnotes above (i) none of such shares is known by the Corporation to be shares with respect to which such beneficial owner has the right to acquire beneficial ownership and (ii) the Corporation believes the beneficial holders listed above have sole voting and investment power regarding the shares shown as being beneficially owned by them.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Under the securities laws of the United States, the Corporation's directors, executive officers, and any persons holding more than ten percent of the Common Stock are required to report their ownership of Common Stock and any changes in that ownership, on a timely basis, to the Securities and Exchange Commission. Based on material provided to the Corporation, all such required reports were filed on a timely basis in 1994.

DIRECTOR COMPENSATION AND ATTENDANCE

    Directors who are not employees of the Corporation each receive a fee of $500 per day for each day during which they attend a meeting of the Board of Directors or any committee thereof. Such directors may only receive one $500 fee for meetings of the Board of Directors and committees attended on the same day. Each director who is not an employee of the Corporation or any of its subsidiaries ("Non-Employee Directors") is entitled to receive options pursuant to the Corporation's Non-Employee Directors' Stock Option Plan (the "Directors' Plan").

    During 1994 pursuant to the Directors' Plan, options to purchase an aggregate of 45,500 shares of Common Stock were granted to certain non-Employee Directors at exercise prices ranging from $3.875 to $4.375 per share, the market price of the Common Stock on the date of grant, as provided in the Directors' Plan. As of the date hereof, none of such options has been exercised.

    The Board of Directors held twelve Board and committee meetings during 1994. During 1994 none of the directors attended fewer than 75% of the aggregate of
(i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served, except Messrs. Ferguson and Sertthin.

BOARD COMMITTEES AND MEMBERSHIP

    The Corporation has an Audit Committee of the Board of Directors, consisting entirely of outside directors, the members of which are James L. Ferguson, and Evelyn Berezin. The Audit Committee held two meetings in 1994. The functions of the Audit Committee include: reviewing with the independent auditors the plans and results of the audit engagement; reviewing the adequacy, scope, and results of the internal accounting controls and procedures; reviewing the degree of independence of the auditors; reviewing the auditors' fees; and recommending the engagement of auditors to the full Board of Directors.

    The Corporation has a Compensation and Nominating Committee (the "Compensation Committee") of the Board of Directors, consisting entirely of outside directors, the members of which are Douglas S. Luke, Chairman, Evelyn Berezin, and Gerald D. Laubach. The Compensation Committee held four meetings in 1994. The Compensation Committee acts as an advisory committee to the Board of Directors on matters pertaining to compensation of the Corporation's employees and candidates for Board membership. The Compensation Committee also serves as a stock option committee and as such has the full power and authority to interpret the provisions and supervise the administration of the Corporation's stock option plans, other than the Directors' Plan which is administered by the Board of Directors. The Compensation Committee also administers the Corporation's executive compensation program, makes recommendations to the Board of Directors concerning the overall philosophy of the executive compensation program, salaries, and incentive compensation plans for the executive officers of the Corporation, and makes determinations with respect to the granting of incentive awards, stock options, and restricted stock awards to the executive officers of the Corporation. The Compensation Committee also acts as a nominating committee and will consider director nominees recommended by stockholders who submit to Clinton H. Neagley, Secretary, DNA Plant Technology Corporation, 6701 San Pablo Avenue, Oakland, California 94608, by November 15, 1995, such recommendations in writing stating in detail the qualifications of such persons for consideration by the Compensation Committee, as well as the written agreement of such nominee to serve if nominated and elected.

                             EXECUTIVE COMPENSATION

1994 EXECUTIVE COMPENSATION REPORT OF THE COMPENSATION AND NOMINATING COMMITTEE

    The Compensation Committee of the Board of Directors, which is composed of three non-employee directors, is responsible for establishing and administrating the Corporation's executive compensation program. The Compensation Committee also administers the Corporation's 1986 and 1994 Stock Option Plans.

    The Corporation's executive compensation philosophy is as follows:

       . attract and retain the high quality executive talent which is needed to ensure both the short-term and long-term success of a technology driven and entrepreneurial company;

       . reinforce the Corporation's objectives through the significant use of short-term and long-term incentive awards based upon achievement of specific business objectives;

       . create alignment of interest between executives and the Corporation's stockholders through compensation structures that share the rewards and risks of strategic decision-making and performance; and

       . emphasize long-term financial rewards as the primary compensation component of executive compensation.

    The Compensation Committee annually reviews competitive compensation practices and trends provided by independent compensation consultants for the biotechnology industry. Emphasis in this review is placed on biotechnology companies of similar size, market capitalization, and stage of development as the Corporation and on agricultural biotechnology companies, including the companies represented in the performance graph comparison. The Corporation attempts to provide total compensation to its executives at competitive levels compared to these other companies. Executive compensation consists of a mixture of base salary, annual incentive awards, long-term incentive awards and benefits.

    Base Salary. The Corporation's base salary philosophy is to offer competitive base salaries compared to other companies executive base salary practices. The Compensation Committee makes annual base salary decisions after review of appropriate data and with input from the chief executive officer. The annual review considers the decision-making responsibilities, experience, work performance and current base salary level of an executive. The base salary of only one of the four named executive officers employed during all of 1994 was increased in 1994. The fifth named executive, Mr. Robert Igleheart, was initially hired in 1994.

    Short-Term Incentives. The Compensation Committee established the 1994 Short-Term Incentive Plan ("STIP") to communicate clearly the Corporation's 1994 business objectives and to reward executives for their accomplishments in achieving these objectives. Target incentive awards for executives are consistent with competitive practices. Individual executive's STIP awards are based upon achievement primarily of corporate objectives and secondarily of individual objectives. A performance threshold was established for each business objective to ensure that short-term incentives are not paid for substandard business performance regardless of individual executive performance. A performance cap was also established to limit the potential compensation expense of the STIP.

    STIP rewards, if earned in 1994, were to be paid 50% in cash and 50% in restricted stock awards to reinforce the Corporation's emphasis on alignment of interest between executives and stockholders and to promote the Corporation's ability to retain executives. Three specific business objectives were established in the 1994 STIP. A product revenue objective and a cash use objective were equally weighted, with a targeted net income objective receiving a lesser weight.

    Based upon the Corporation's performance, as compared to 1994 STIP business objectives, the four named executives employed during all of 1994 did not receive a 1994 short-term incentive payment. Mr. Igleheart was guaranteed in his employment agreement a minimum 1994 STIP award of $50,000 (payable 50% in cash and 50% in restricted stock). Mr. Igleheart's employment agreement does not provide for guaranteed STIP awards for 1995 or subsequent years.

    Long-Term Incentives. In 1994 the Corporation engaged an independent compensation consulting firm to determine competitive practices regarding executive long-term incentives (primarily stock options) and company ownership. This study disclosed that stock options held by named executives and beneficial company ownership of the Corporation by named executives were below comparable levels of other companies. The Compensation Committee awarded the four named executives employed during all of 1994 stock options with exercise prices equal to the market price on the date of grant to bring their stock ownership and therefore long-term incentives closer to competitive levels. Future awards will be necessary to bring executives' long-term incentive holdings to competitive levels. The Committee expects to award additional long-term incentives to executives, subject to both the Corporation's and the executive's performance.

    In 1994 and in accordance with his employment agreement with the Corporation, Mr. Igleheart was awarded options to purchase 500,000 shares of Common Stock with an exercise price equal to the market price on the date the grant was awarded. Vesting of these stock options has been structured using criteria based on both years of service and business objective achievement, with the latter being the primary vesting method.

    Other Compensation. As provided in his employment agreement at the time of his hire, the Compensation Committee awarded Mr. Igleheart 15,000 shares of DNAP Common Stock valued at $60,000 as an incentive to join the Corporation.

    Executive Benefits. The Corporation offers executives the same basic benefits package provided to other Corporation employees. These benefits are comparable to benefits offered by other companies. The Corporation does not offer executive perquisites such as country club memberships, financial counseling, supplemental life insurance or medical expense reimbursements, or pension plans.

    When the Corporation consolidated its facilities in California in 1994, the Corporation offered key scientific and corporate headquarters personnel based in Cinnaminson, New Jersey, including all executives, a similar package of relocation benefits. This relocation benefits package was designed to minimize the financial hardship upon employees of relocating them and their families and to motivate employees to relocate. The relocation benefits package included payment of home selling expenses, a temporary housing allowance, payment of moving costs and reimbursement of miscellaneous relocation expenses. The relocation benefits package also included a stock option grant to help employees partially offset (if the price of the Common Stock increases) the significantly higher living costs in California and to motivate further relocating employees to achieve the Corporation's financial objectives.

    Mr. Serenbetz, Dr. Evans and Mr. Prichard accepted the relocation benefits package and were each awarded options to purchase 50,000 shares of Common Stock with an exercise price equal to the market price on the date of grant. Mr. Serenbetz's, Dr. Evans' and Mr. Prichard's relocation expenses paid by the Corporation were $236,071, $184,302, and $127,395 respectively.

    Chief Executive Officer Compensation. As indicated above, the Corporation's compensation philosophy is to compensate executives at levels comparable to competitive companies. While independent data disclosed that Mr. Serenbetz's base salary was below comparable base salaries of other comparable companies' chief executive officers, he declined to recommend a base salary increase for himself in 1994. Mr. Serenbetz has not received a base salary increase since the commencement of his employment by this Corporation in 1991. Mr. Serenbetz's STIP for 1994, which was targeted at 50% of his base salary, was dependent solely upon the achievement by the Corporation of certain business objectives. Based upon the Corporation's performance as compared to these 1994 STIP business objectives, Mr. Serenbetz did not receive a 1994 short-term incentive award.

    While the Corporation did not meet its STIP objectives established at the beginning of 1994, Mr. Serenbetz proposed and implemented significant changes in the strategic direction of the Corporation, and took other operational actions in 1994 that the Compensation Committee believes will greatly benefit the long-term success of the Corporation. These changes and actions included the Corporation s strategic focus on fruits and vegetables, the acquisition of all of FreshWorld, L.P. successful divestiture of businesses that did not meet the new strategic direction of the Corporation, consolidation of the Corporation's facilities, a significant reduction in operating expenses and the hiring of certain high quality and experienced executives and managers. Based upon the study described above in Long-Term Incentives , Mr. Serenbetz was awarded options to purchase 200,000 shares of Common Stock with an exercise price equal to the market price on the date of grant.

    Employment and Severance Agreements. Mr. Igleheart is the only named executive who has an employment agreement with the Corporation. This employment agreement expires on April 30, 1997. All other named executives are "at will" employees of the Corporation. Mr. Igleheart's employment agreement specifies, among other items, terms of employment, duties, initial compensation package, employment termination provisions including variable severance pay of up to 36 months of base salary and accelerated vesting of stock options and restricted stock under specified conditions including a change of control of the Corporation, confidentiality of information and a restriction from competing with the Corporation after termination. Additionally, Mr. Serenbetz was offered as a condition of his employment with the Corporation a severance benefit of six months base salary under specified conditions.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

    The Corporation does not believe that Section 162(m) of the Internal Revenue Code of 1986 (the "Code"), which disallows a tax deduction to public companies for certain compensation in excess of $1,000,000 paid to a company's chief executive officer and the other four most highly compensated executive officers, will generally have an effect on the Corporation. The Corporation intends to review periodically the potential consequences of Section 162(m) and in the future may decide to structure the annual incentive and long-term incentive component of executive compensation to comply with certain exemptions provided in Section 162(m).

              MEMBERS OF THE COMPENSATION AND NOMINATING COMMITTEE

                             Douglas S. Luke, Chairman
                             Evelyn Berezin
                             Gerald D. Laubach

                           SUMMARY COMPENSATION TABLE

    SUMMARY COMPENSATION TABLE--The following table sets forth the annual and long-term compensation as well as other compensation paid to the Corporation's Chief Executive Officer and four highest paid executive officers named during the last three fiscal years. No stock appreciation rights were granted named executives during the last fiscal year and none were held by named executives at the end of the fiscal year.

                                                                              LONG-TERM
                                                                            COMPENSATION
                                                                       -----------------------

                                       ANNUAL COMPENSATION                    AWARDS(1)               OTHER
                             ---------------------------------------   -----------------------   ---------------
                                                                       RESTRICTED   SECURITIES
      NAME AND                  BASE                  OTHER ANNUAL       STOCK      UNDERLYING      ALL OTHER
 PRINCIPAL POSITION   YEAR   SALARY($)    BONUS($)   COMPENSATION($)   AWARDS($)    OPTIONS(#)   COMPENSATION($)
- --------------------  ----   ----------   --------   ---------------   ----------   ----------   ---------------
Robert Serenbetz....  1994     225,000          0        242,071(2)           0       250,000(3)         500(4)
 Chairman, Chief      1993     225,000     42,700              0         42,700        15,000          2,249(4)
 Executive Officer,   1992     223,532     30,102         38,571(5)      30,102       200,000          2,571(4)
 and President
Robert V.             1994     142,308(6)  25,000(7)           0         25,000(7)    500,000         60,000(8)
Igleheart...........  1993      --          --           --               --           --            --
 President            1992      --          --           --               --           --            --
 FreshWorld Farms
 and Chief Operating
 Officer
John R. Bedbrook....  1994     174,000          0              0              0        90,000            717(4)
 Executive Vice       1993     174,000     20,400              0         20,400        10,000          1,242(4)
 President and        1992     172,328     11,957              0         11,957       100,000          1,321(4)
 Director of Science
David A. Evans......  1994     149,000          0        184,302(2)           0       150,000(3)         976(4)
 Executive Vice       1993     149,000     18,500              0         18,500        10,000          1,496(4)
 President Business   1992     150,087      9,605              0          9,605        50,000          1,491(4)
 Development
Stephen M.            1994     106,000          0        127,395(2)           0        80,000(3)         331(4)
Prichard............  1993      96,000     12,850              0         12,850        10,000            960(4)
 Vice President       1992      95,938      7,258              0          7,258        15,000            885(4)
 Human Resource &
 Administration

- ---------
(1) The Corporation does not offer named executives a Long-Term Incentive Plan.

(2) The Corporation paid certain expenses, including tax equalization on nondeductible reimbursements, for the relocation of Mr. Serenbetz, Dr. Evans and Mr. Prichard from New Jersey to Califonria of $236,071, $184,302 and $127,395 respectively.

(3) Includes options to each of Mr. Serenbetz, Dr. Evans and Mr. Prichard to purchase 50,000 shares of Common Stock, granted as an incentive to relocate to the Corporation's consolidated facilities in Oakland, California and to compensate them for the cost of living difference between New Jersey and California.

(4) Represents contributions made by the Corporation to its 401(k) Retirement and Savings Plan.

(5) The Corporation made payments of approximately $36,000, including tax equalization on nondeductible reimbursements for relocation expenses incurred by Mr. Serenbetz shortly after he joined the Corporation.

(6) Mr. Igleheart was hired on April 18, 1994.

(7) Represents a minimum incentive award under the 1994 Short-Term Incentive Plan of $50,000 ($25,000 in cash and $25,000 in restricted stock vesting in three equal annual installments beginning March 31, 1995). Mr. Igleheart's employment agreement with the Corporation provides for the grant of such minimum award.

(8) Mr. Igleheart's employment agreement provides for an award of 15,000 shares of Common Stock valued at $60,000 on the date of grant as an incentive to join the Corporation.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

    The following table contains information concerning the grant of options under the Corporation's 1986 and 1994 Stock Option Plans (the "Stock Option Plans") to each of the named executive officers of the Corporation during the year ended December 31, 1994. No stock appreciation rights were granted named executives during the last fiscal year and none were held by named executives at the end of the fiscal year.

                                                                                         POTENTIAL REALIZABLE
                                                                                           VALUE AT ASSUMED
                                                                                            ANNUAL RATES OF
                                           OPTION GRANTS IN LAST FISCAL YEAR                  STOCK PRICE
                                                   INDIVIDUAL GRANTS                      FOR OPTION TERM(2)
                                  ----------------------------------------------------   ---------------------
                                                % OF TOTAL
                                                 OPTIONS
                                   OPTIONS/     GRANTED TO    EXERCISE OR
                                   OPTIONS     EMPLOYEES IN   BASE PRICE    EXPIRATION
                                  GRANTED(1)   FISCAL YEAR     ($/SHARE)       DATE        5%($)      10%($)
                                  ----------   ------------   -----------   ----------   ---------   ---------
Robert Serenbetz................     200,000       12.93%        5.375        3/16/04      676,200   1,700,600
                                      50,000(3)      3.23%       5.250        3/17/04      164,100     418,400
Robert Igleheart................     500,000(4)     32.32%       4.000        4/25/04    1,258,000   3,188,000
John R. Bedbrook................      90,000        5.82%        5.375        3/16/04      304,300     765,300
David A. Evans..................     100,000        6.46%        5.375        3/16/04      328,100     850,300
                                      50,000(3)      3.23%       5.250        3/17/04      164,100     418,400
Stephen M. Prichard.............      30,000        1.94%        5.375        3/16/04      101,400     255,100
                                      50,000(3)      3.23%       5.250        3/17/04      164,100     418,400

- ---------
(1) Options granted, except as noted in notes (3) & (4) below, become exercisable annually in increments of 20% of the total grant, beginning on the date of grant. All options were granted at the fair market value of the Common Stock as provided in the Stock Option Plans and generally expire upon the earlier of 10 years from the date of grant or the date of termination of employment.

(2) Potential realizable value is based on the assumption that the Common Stock appreciates at the annual rate shown (compounded annually) from the date of the grant until the end of the ten-year option term. The actual value, if any, a named executive may realize will depend upon the future performance of the Common Stock price and the date on which the options are exercised.

(3) Options were granted pursuant to a relocation benefits package and become exercisable one-third on December 31, 1994 and two-thirds on December 31, 1995.

(4) These options were granted pursuant to Mr. Igleheart's employment agreement with options to purchase 300,000 shares of Common Stock which vest 100% five years after date of grant or earlier upon achievement of specific business objectives.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

    The following table summarizes options exercised during 1994 and presents the value of unexercised options held by the named executives at December 31, 1994. No stock appreciation rights were granted to the named executives during 1994 and none were held by named executives at the end of the fiscal year.

                                                              NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                              (#) SHARES                     UNDERLYING UNEXERCISED             IN-THE-MONEY (2)
                               ACQUIRED                      OPTIONS AT FY-END (#)           OPTIONS AT FY-END ($)
                              ON EXERCISE    ($) VALUE    ----------------------------    ----------------------------
           NAME                   (1)        REALIZED     EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
- ---------------------------   -----------    ---------    -----------    -------------    -----------    -------------
Robert Serenbetz...........        0             0          422,666         342,334            0               0
Robert V. Igleheart........        0             0           40,000         460,000            0               0
John R. Bedbrook...........        0             0          167,950         118,000            0               0
David A. Evans.............        0             0          135,666         139,334            0               0
Stephen M. Prichard........        0             0           65,666          69,334            0               0

- ---------
(1) No named executive exercised options during 1994. Dr. Bedbrook and Dr. Evans held 15,000 and 100,000 options, respectively, which expired unexercised during 1994.

(2) Based upon the closing market price of the Common Stock on December 30, 1994 of $2.875 per share and the exercise price per share of options awarded to named executives, no named executive held any "in-the-money" options at December 31, 1994.

PERFORMANCE GRAPH

    The following performance graph compares the five-year cumulative return of the Corporation's Common Stock to the total returns of the Standard and Poor 500 Stock Index and an AgriBiotechnology Index, prepared by Dain Bosworth, which is a total return index weighted by the market capitalization of ten agricultural biotechnology companies. In addition to the Corporation, the following companies are included in this published index: AgriDyne Technologies Inc., Biosys, Calgene, Inc., Crop Genetics International Corporation, EcoScience Corporation, Ecogen Inc., Embrex Inc., Mycogen Corporation, and Syntro Corporation. Each case assumes a $100 investment on December 31, 1989 and reinvestment of any dividends.

                      DNAP     AG-BIO     S&P
                     STOCK     INDEX      500
         Dec-89      100.0     100.0     100.0
         Dec-90       62.5      81.4      93.4
         Dec-91       95.0     144.4     118.0
         Dec-92      110.0     165.6     123.3
         Dec-93       90.0     113.0     132.0
         Dec-94       57.5      71.4     129.3

                         AMENDMENT OF THE NON-EMPLOYEE
                          DIRECTORS' STOCK OPTION PLAN

SUMMARY

    The purpose of the Directors' Plan is to give directors who are not employees of the Corporation or any of its subsidiaries ("Non-Employee Directors") an opportunity to acquire an investment in the Corporation, thereby maintaining and strengthening their desire to remain or join the Board of Directors and stimulating their efforts on behalf of the Corporation. As more fully described below, the Directors' Plan provides for an annual grant of an option to purchase 7,000 shares of Common Stock and for a grant of an option to purchase 20,000 shares of Common Stock to each Non-Employee Director upon his initial election or appointment to the Board of Directors.

GENERAL

    The Directors' Plan was adopted by the Board of Directors on May 9, 1990 and approved by the Corporation's stockholders on May 1, 1991. The Directors' Plan currently provides for the granting of options to purchase an aggregate of not more than 300,000 shares (subject to adjustment in certain circumstances) of Common Stock to Non-Employee Directors.

    The Directors' Plan provides for an annual grant to each Non-Employee Director who has been elected or reelected or who is continuing as a member of the Board of Directors as of the adjournment of the Annual Meeting of Stockholders or who is elected or appointed a director within six months thereafter an option to purchase for ten years 7,000 shares of Common Stock (subject to adjustment as provided in the Directors' Plan) at an exercise price equal to the fair market value of such shares as of the date of the Annual Meeting of Stockholders, or in the case of a Non-Employee Director elected or appointed within six months after the date of such meeting, as of the date of such election or appointment. If a Non-Employee Director is elected or appointed a director more than six months after the date of the immediately preceding Annual Meeting of Stockholders, he will be granted on the date of his election or appointment an option to purchase for ten years 3,500 shares of Common Stock (subject to adjustment as provided in the Directors' Plan) at the fair market value of such shares on the date of grant. One-half of the total number of shares subject to an option will become exercisable six months after the date of grant and the remaining shares subject to such option will become exercisable one year after the date of grant, provided that the option holder has remained a Non-Employee Director of the Corporation at all times during such six-month or one-year period.

    The Directors' Plan also provides that each Non-Employee Director who is not
(i) a stockholder who, or a director, officer, partner, employee, or agent of a stockholder which, at the time of such director's election or appointment, owns five percent or more of any class of equity securities of the Corporation or
(ii) a stockholder who, or a director, officer, partner, employee, or agent of a stockholder which, at the time of such director's election or appointment, has an agreement with the Corporation pursuant to which the Corporation is obligated to appoint or elect, or use its best efforts to appoint or elect, a director nominated by such stockholder, will be granted an option (a "New Director Option") to purchase for ten years 20,000 shares of Common Stock (subject to adjustment as provided in the Directors' Plan) at a price equal to 90% of the fair market value of such shares on the date of grant, upon the date of his initial election or appointment as a director of the Corporation. One-fifth of the total number of shares of Common Stock subject to a New Director Option becomes exercisable on a cumulative basis on each anniversary of the date of grant if the holder thereof has been a Non-Employee Director at all times since the date of grant.

    The options will expire no later than ten years from the date of grant and no options may be granted after April 30, 2000, the date of termination of the Directors' Plan. Payment for shares of Common Stock purchased upon exercise of an option must be made in full upon exercise, either in cash, in shares of outstanding Common Stock, or in a combination of cash and Common Stock. Adjustments in the Directors' Plan and in outstanding options will be made to reflect stock dividends, recapitalizations, and similar events. Options are not transferable other than by will or the laws of descent and distribution.

    If a Non-Employee Director terminates his service on the Board of Directors for any reason, other than due to death or disability, any option which has not expired may be exercised at any time until the expiration of such option with respect to the number of shares of Common Stock which was exercisable on the date the Non-Employee Director terminated his service with the Corporation. If the Non-Employee Director ceases to be a director due to death or disability, any shares of Common Stock subject to an option granted on the date of an Annual Meeting of Stockholders or, in the case of a Non-Employee Director who is elected or appointed after such meeting, an option granted on the date of such election or appointment, not presently exercisable on the date of termination of service will become immediately exercisable and may be exercised at any time until the expiration of the option. If the holder of a New Director Option ceases to be a Non-Employee Director because of death or disability and a New Director Option is not then fully exercisable, such option will nonetheless become immediately exercisable as to all of the shares covered by such option which would become exercisable as of the anniversary of the date of grant immediately following his death or disability.

    The Directors' Plan is administered by the Board of Directors which has the full and final authority to interpret the Directors' Plan and to adopt and amend such rules and regulations for the administration of the Directors' Plan as the Board of Directors may deem desirable. In addition, the Board of Directors has the right to amend, suspend, or terminate the Directors' Plan at any item; provided, however, that unless first duly approved by the holders of Common Stock entitled to vote thereon, no amendment or change may be made in the Directors' Plan: (i) increasing the maximum number of shares for which options may be granted under the Directors' Plan; (ii) changing the number of shares subject to an option; (iii) reducing the purchase price previously specified for the shares subject to options; (iv) extending the period during which options may be granted or exercised under the Directors' Plan; or (v) changing the class of persons eligible to receive options under the Directors' Plan.

    Options granted or to be granted under the Directors' Plan will be "non-qualified" stock options and are not intended to qualify as incentive stock options under Section 422 of the Code. An optionee will realize no taxable income upon the grant of a non-qualified stock option, and the Corporation will not receive a deduction at the time of such grant unless the option has a readily ascertainable fair market value (as determined under applicable tax law) at the time of grant. Upon exercise of a non-qualified stock option, the optionee generally will realize ordinary income in an amount equal to the excess of the fair market value of the Common Stock on the date of exercise over the exercise price. Upon a subsequent sale of the Common Stock by the optionee, the optionee will recognize short-term or long-term capital gain or loss depending upon his holding period for the Common Stock. The Corporation will generally be allowed a deduction equal to the amount recognized by the optionee as ordinary income. In addition, the directors of the Corporation, since they are subject to
Section 16(b) of the Securities Exchange Act of 1934, may be subject to certain additional tax rules regarding the income tax consequences concerning their stock options.

    The Directors' Plan is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended. The Directors' Plan is not, nor is it intended to be, qualified under Section 401(a) of the Code.

AMENDMENT TO THE DIRECTORS' PLAN

    On January 26, 1995, the Board of Directors amended the Directors' Plan, subject to the approval of the Corporation's stockholders, to provide that the aggregate number of shares of Common Stock subject to options granted or to be granted pursuant to the Directors' Plan shall be increased from 300,000 to 800,000.

    As of February 28, 1995, an aggregate of 203,000 shares of Common Stock had been issued upon the exercise of options granted under the Directors' Plan or were reserved for issuance upon exercise of outstanding options granted under the Directors' Plan. Accordingly, only 97,000 shares were available for the issuance of new options. The Board of Directors believes that the Corporation's ability to grant additional stock options is important to the Corporation's ability to recruit and retain qualified directors.

            THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS
             VOTE IN FAVOR OF THE AMENDMENT TO THE DIRECTORS' PLAN.

VOTE REQUIRED

    The affirmative vote of the holders of at least a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting is required to approve the amendment to the Directors' Plan.

                              INDEPENDENT AUDITORS

    The Board of Directors has appointed KPMG Peat Marwick LLP, independent certified public accountants, to audit the books and records of the Corporation for the current year. THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS OF THE CORPORATION CONFIRM SUCH APPOINTMENT.

    Representatives of KPMG Peat Marwick LLP are expected to be available at the meeting of stockholders to respond to appropriate questions and will be given the opportunity to make a statement if they desire to do so.

                             STOCKHOLDER PROPOSALS

    Stockholders of the Corporation wishing to include proposals in the proxy material in relation to the annual meeting of the Corporation to be held in 1996 must submit the same in writing so as to be received at the executive offices of the Corporation on or before November 15, 1995. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to stockholders' proposals.

                                          By Order of the Board of Directors,
                                          CHRIS BRAUNLICH
                                          Vice President and Chief Financial
                                          Officer

                                          April 7, 1995

                        DIRECTIONS TO THE MARRIOTT HOTEL
                           (BERKELEY MARINA MARRIOTT)

FROM THE SAN FRANCISCO AREA:

    Take HWY 101 North to I-80 across the Bay Bridge. Follow I-80 East to Berkeley, Take the Powell Street Exit. Make a left turn under the freeway overpass and an immediate right turn onto Frontage Road. Proceed on Frontage Road, and make a left turn onto University Avenue. Make a right turn onto Marina Boulevard. The hotel will be a quarter mile down on the left side of the boulevard.

FROM THE EAST BAY (I.E. OAKLAND, HAYWARD, FREMONT):

    Take HWY 880 North to HWY 980 East to HWY 580 West. If closer to HWY 580, take this highway West towards San Francisco. Proceed to I-80 East towards Berkeley. Take the Powell Street Exit. Make a left turn under the freeway overpass and an immediate right turn onto Frontage Road. Proceed on Frontage Road, and make a left turn onto University Avenue. Make a right turn onto Marina Boulevard. The hotel will be a quarter mile down on the left side of the boulevard.

FROM THE NORTH BAY (I.E. RICHMOND, HERCULES, VALLEJO):

    Take I-80 South to Berkeley. Exit at University Avenue. Follow loop West to University Avenue. Make a left turn at the stop sign. Make a right turn onto Marina Boulevard. The hotel will be a quarter mile down on the left side of the boulevard.

                           DNA PLANT TECHNOLOGY CORPORATION

                                       PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Robert Serenbetz and Chris Braunlich, and either of them, with power of substitution, to represent and to vote on behalf of the undersigned all of the shares of DNA Plant Technology Corporation (the "Corporation") which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Marriott Hotel, 200 Marine Blvd., Berkeley, California on Thursday, May 18, 1995, at 10:00 A.M., and at any adjournment or adjournments thereof, hereby revoking all proxies heretofore given with respect to such stock, upon the following proposals more fully described in the notice of and proxy statement for the meeting (receipt whereof is hereby acknowledged).

   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1,2 AND 3.


                              (Continued and to be Completed on Reverse side)


                                  DNA PLANT TECHNOLOGY CORPORATION
                                  P.O. BOX 11076
                                  NEW YORK, N.Y. 10203-0076


  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR (1),(2) AND (3).

  1. ELECTION OF DIRECTORS:    FOR all nominees  [   ]     WITHHOLD AUTHORITY to vote     [   ]   EXCEPTIONS     [   ]
                               listed below                for all nominees listed below         (as marked below)

     Nominees: Evelyn Berezin, James L. Ferguson, Gerald D. Laubach, Douglas S. Luke, Somchit
     Sertthin and Robert Serenbetz
     (INSTRUCTION: To withhold authority to vote for any individual nominee, mark the "Exceptions"
     box and write that nominee's name in the space provided below.)

     Exceptions
                -----------------------------------------------------------------------------------
  2. PROPOSAL TO AMEND THE CORPORATION'S NON-EMPLOYEE           3. PROPOSAL TO CONFIRM THE APPOINTMENT OF KPMG PEAT MARWICK as
     DIRECTOR'S OPTION STOCK PLAN                                  the independent certified public accountants of the
                                                                   Corporation
     FOR    [   ]    AGAINST   [   ]   ABSTAIN  [   ]              FOR    [   ]    AGAINST   [   ]   ABSTAIN  [   ]

  4. In their discretion upon such other matters as may properly come before
     the meeting                                                                                 Address Change  [   ]
                                                                                                 and/or comments

                                                                      Please sign exactly as name appears below. When
                                                                      shares are held by joint tenants, both should sign.
                                                                      When signing as attorney, executor, administrator,
                                                                      trustee, or guardian, please give full title as such.
                                                                      If a corporation, please sign in full corporate name
                                                                      by President or other authorized officer. If a
                                                                      partnership, please sign in partnership name by
                                                                      authorized person.

                                                                      Dated:                                       , 1995
                                                                             --------------------------------------

                                                                      ---------------------------------------------------
                                                                                           Signature

                                                                      ---------------------------------------------------
                                                                                    Signature if held jointly
                                                                      Votes MUST be Indicated

                                                                      (X) in Black or Blue ink.

     Sign, Date, and Return the Proxy Card Promptly Using the Enclosed Envelope.
